Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America Reports First Quarter Results

ApplianceSmart Same-Store Sales Up 19.3%

Minneapolis, MN—April 22, 2003—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported revenues of $10,026,000 for the first quarter of 2003 ended March 29, down from $11,699,000 in the year-earlier period.  The Company also reported a net loss of $816,000 or $0.35 per basic share, compared to earnings of $238,000 or $0.07 per diluted share in the first quarter of 2002.

Total retail sales of ARCA’s ApplianceSmart operation increased 17.6% in this year’s first quarter, while same-store sales of the six ApplianceSmart factory outlets that were open during the complete first quarters of 2003 and 2002 were up a strong 19.3%.

The robust growth of the ApplianceSmart operation was unable to fully offset the anticipated drop in recycling revenues generated by the single energy conservation program now operating in California.  Recycling revenues in last year’s first quarter were boosted by a major energy conservation program that was started in response to the energy crisis affecting California in 2001.  With the passing of the energy crisis, ARCA’s recycling volumes have declined significantly over the past year, and only an ongoing statewide program is now in operation.  The 2002 program was rolled over into 2003 and will continue operating, pending final action by Southern California Edison on the 2003 program.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We are extremely encouraged by the strong performance of our ApplianceSmart operation.  Attained amid weak economic conditions and the consumer uncertainty generated by the Iraqi conflict, the robust growth of ApplianceSmart sales provides further validation of our special-buy retail concept.  We are particularly gratified by the excellent sales posted by our newest ApplianceSmart factory outlet, which was opened in mid-February in Champlin, Minnesota, a growing Minneapolis suburb.  We believe our Champlin outlet has exceptional sales potential going forward.”

Cameron continued: “To further strengthen the overall performance of our ApplianceSmart operation, we made the strategic decision to exit the weak Dayton, Ohio, market by closing one of our two outlets last December and the second in March.  Due to persistently sluggish economic conditions affecting the Dayton market, these outlets consistently failed to meet our expectations.  Also during the first quarter, we closed our small ApplianceSmart outlet in St. Paul, which was rendered unnecessary by the four significantly larger outlets now operating in the Minneapolis/St. Paul market.  As a result of these closures, which have entailed minimal expenses, we are now able to focus our management and advertising resources on our best-performing ApplianceSmart outlets.  We are also evaluating locations for our next outlet store.”

Looking ahead to this year’s second quarter, ARCA anticipates continued solid growth of its ApplianceSmart operation.  Second quarter recycling revenue comparisons on a year-over-year basis are expected to remain challenging, but recycling volumes under California’s statewide program are expected to increase over the first quarter level.

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of April 2003, ApplianceSmart was operating eight factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; and one in Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com  Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

First Quarter 2002 Results

(000’s omitted except for share amounts)

(Unaudited)

	Three months ended
	March 29 2003	March 30 2002
Revenues
Retail	$8,628	$7,337
Recycling	1,315	4,100
Byproduct	83	262
Total revenues	$10,026	$11,699

Cost of revenues	7,596	7,725
Gross profit	$2,430	$3,974

Selling, General & Administrative Expenses	3,508	3,319
Operating income	$(1,078)	$655

Other Income (Expense)
Other income	10	7
Interest expense	(169)	(265)
Income (loss) before provision for income taxes	$(1,237)	$397

Provision (benefit) for income taxes	(421)	159

Net income (loss)	$(816)	$238

Basic Income (Loss) per Common Share	(0.35)	0.10

Diluted Income (Loss) per Common Share	(0.35)	0.07

Basic Weighted average no. of common shares outstanding	2,335	2,311

Diluted Weighted average no. of common shares outstanding	2,335	3,310